Exhibit 99.1

Company Update

January 18, 2019

This morning, the following email was sent to all Tesla employees:

As we all experienced first-hand, last year was the most challenging in Tesla’s history. However, thanks to your efforts, 2018 was also the most successful year in Tesla’s history: we delivered almost as many cars as we did in all of 2017 in the last quarter alone and nearly as many cars last year as we did in all the prior years of Tesla’s existence combined! Model 3 also became the best-selling premium vehicle of 2018 in the US. This is truly remarkable and something that few thought possible just a short time ago.

Looking ahead at our mission of accelerating the advent of sustainable transport and energy, which is important for all life on Earth, we face an extremely difficult challenge: making our cars, batteries and solar products cost-competitive with fossil fuels. While we have made great progress, our products are still too expensive for most people. Tesla has only been producing cars for about a decade and we’re up against massive, entrenched competitors. The net effect is that Tesla must work much harder than other manufacturers to survive while building affordable, sustainable products.

In Q3 last year, we were able to make a 4% profit. While small by most standards, I would still consider this our first meaningful profit in the 15 years since we created Tesla. However, that was in part the result of preferentially selling higher priced Model 3 variants in North America. In Q4, preliminary, unaudited results indicate that we again made a GAAP profit, but less than Q3. This quarter, as with Q3, shipment of higher priced Model 3 variants (this time to Europe and Asia) will hopefully allow us, with great difficulty, effort and some luck, to target a tiny profit.

However, starting around May, we will need to deliver at least the mid-range Model 3 variant in all markets, as we need to reach more customers who can afford our vehicles. Moreover, we need to continue making progress towards lower priced variants of Model 3. Right now, our most affordable offering is the mid-range (264 mile) Model 3 with premium sound and interior at $44k. The need for a lower priced variants of Model 3 becomes even greater on July 1, when the US tax credit again drops in half, making our car $1,875 more expensive, and again at the end of the year when it goes away entirely.

Sorry for all these numbers, but I want to make sure that you know all the facts and figures and understand that the road ahead is very difficult. This is not new for us – we have always faced significant challenges – but it is the reality we face. There are many companies that can offer a better work-life balance, because they are larger and more mature or in industries that are not so voraciously competitive. Attempting to build affordable clean energy products at scale necessarily requires extreme effort and relentless creativity, but succeeding in our mission is essential to ensure that the future is good, so we must do everything we can to advance the cause.

As a result of the above, we unfortunately have no choice but to reduce full-time employee headcount by approximately 7% (we grew by 30% last year, which is more than we can support) and retain only the most critical temps and contractors. Tesla will need to make these cuts while increasing the Model 3 production rate and making many manufacturing engineering improvements in the coming months. Higher volume and manufacturing design improvements are crucial for Tesla to achieve the economies of scale required to manufacture the standard range (220 mile), standard interior Model 3 at $35k and still be a viable company. There isn't any other way.

To those departing, thank you for everything you have done to advance our mission. I am deeply grateful for your contributions to Tesla. We would not be where we are today without you.

For those remaining, although there are many challenges ahead, I believe we have the most exciting product roadmap of any consumer product company in the world. Full self-driving, Model Y, Semi, Truck and Roadster on the vehicle side and Powerwall/pack and Solar Roof on the energy side are only the start.

I am honored to work alongside you.

Thanks for everything,

Elon

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Forward Looking Statements

Certain statements herein, including statements regarding expected profitability results and future products, are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations. Various important factors could cause actual results to differ materially, including the risks identified in our SEC filings. Tesla disclaims any obligation to update this information.